Exhibit 99.1

Visa Inc. Names Ryan McInerney President

Appoints Elizabeth Buse Head of Global Solutions and

Bill Sheedy Head of Strategy, M&A, Government Relations and Strategic Initiatives

FOSTER CITY, CALIFORNIA, MAY 23, 2013 —Visa Inc. (NYSE: V) today announced the appointment of Ryan McInerney as President of Visa Inc. In this role, Mr. McInerney will be responsible for Visa’s global client organization, product management as well as a new solutions group, which will focus on building and bringing to market new products and services to Visa’s issuer, acquirer and merchant clients. Mr. McInerney will report to Charlie Scharf, CEO of Visa Inc.

“I have worked closely with Ryan for many years and know him to have extensive payments knowledge, be a tremendous leader and a great executive capable of motivating and managing large groups of people. I am confident he will be a great fit and asset to the organization.” said Charlie Scharf, CEO of Visa Inc. “As Visa seeks to find new ways to partner with and add value to our clients, I believe Ryan’s client focus and deep understanding of the industry will be invaluable.”

Mr. McInerney joins Visa from JP Morgan Chase where he was the CEO of Consumer Banking, a banking network with 5,600 branches, more than 75,000 employees and approximately $14 billion in revenue. Previously, Ryan held several senior positions at JP Morgan Chase including roles in operations, risk management, product management and marketing. He also served on the company’s executive committee. Prior to joining JP Morgan Chase, Ryan was a principal at McKinsey & Company in the firm’s retail banking and payments practices.

“I am thrilled to join an incredible company at such an exciting time. As the global leader in payments, Visa has helped its clients tremendously by driving the global migration to electronic payments. I look forward to working with the Visa team to prepare for the many opportunities ahead and finding new ways to help our partners grow their businesses,” said Mr. McInerney.

Today, Visa also announced the appointment of Elizabeth Buse to lead the newly created Global Solutions organization. In this capacity, Buse will manage the next generation of products and services in areas including mobile, information products and processing. She also will be responsible for CyberSource, Merchant Sales, and for building out the Merchant Solutions function, which will deliver new products and services designed to help our merchant clients grow their businesses more efficiently and effectively. For the past three years, Ms. Buse has successfully led Visa’s business in the fast growing Asia Pacific, Central Europe, Middle East and Africa region.

“I am thrilled to have someone of Elizabeth’s caliber leading this important effort. Elizabeth has proven management capabilities, experience leading a major part of our business, passion for developing transformative products and deep knowledge of and credibility in our industry,” said Scharf.

In addition, Visa has appointed Bill Sheedy to lead corporate strategy, mergers and acquisitions, government relations as well as several other strategic initiatives to ensure Visa maintains its leadership position and strong client relationships in the payments industry. Mr. Sheedy previously managed Visa’s business across some of its largest geographies—North America, Central America, South America and the Caribbean.

“Over the last five years Visa has grown impressively, thanks in significant part to Bill’s leadership of the Americas. We are fortunate to have someone with Bill’s experience to help guide our organization into the future,” said Scharf.

Scharf added, “I believe the changes we are making harness the expertise and great talent that already exists within the company, while infusing our organization with new experience and perspective essential for us to continue to lead.”

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About Visa

Visa Inc. (NYSE:V) is a global payments technology company that connects consumers, businesses, financial institutions and governments in more than 200 countries and territories to fast, secure and reliable digital currency. Underpinning digital currency is one of the world’s most advanced processing networks-VisaNet-that is capable of handling more than 20,000 transaction messages a second, with fraud protection for consumers and guaranteed payment for merchants. Visa is not a bank, and does not issue cards, extend credit or set rates and fees for consumers. Visa’s innovations, however, enable its financial institution customers to offer consumers more choices: pay now with debit, ahead of time with prepaid or later with credit products. For more information, visit http://www.corporate.visa.com.

Contacts

Investor Relations: Jack Carsky or Victoria Hyde-Dunn, 650-432-7644, ir@visa.com

Media Relations: Paul Cohen, 650-432-1125, globalmedia@visa.com